Exhibit 10.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HYZON MOTORS INC.

It is hereby certified that:

1.The name of the corporation is Hyzon Motors Inc. (the “Corporation”).

2.The Board of Directors of the Corporation has duly adopted resolutions setting forth a proposed amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and calling for the stockholders of the Corporation to consider such amendment at a special meeting of the stockholders of the Corporation, which amendment would amend and restate Section 4.1 of Article Fourth of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, to read as follows:

“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 130,000,000 shares, consisting of (a) 120,000,000 shares of Class A common stock (the “Common Stock”) and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).”

3.Pursuant to a resolution of the Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware (the “DGCL”), at which meeting the necessary number of shares as required by the DGCL were voted in favor of the amendment.

4.The amendment of the Certificate of Incorporation of the Corporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL and shall become effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned officer this 6th day of December, 2024.

By:	/s/ Stephen Weiland
Name:	Stephen Weiland
Title:	Chief Financial Officer